OYO GEOSPACE News Release

7007 Pinemont

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE ANNOUNCES TWO NEW BOARD MEMBERS

Houston, Texas -- July 20, 2004 -- OYO Geospace (NASDAQ:OYOG) announced today that Mr. William H. "Hank" Moody and Mr. Ryuzo Okuto were elected to the Company's board of directors on July 20, 2004. Mr. Moody and Mr. Okuto were elected by the remaining members of the board of directors in order to fill the unexpired terms of Mr. Satoru Ohya and Mr. Ernest Hall Jr., who resigned from the board effective July 20, 2004. These board changes were related to new NASDAQ and Sarbanes-Oxley Act requirements.

Mr. Hank Moody served 32 years with KPMG in many capacities including Managing partner, Audit partner-in-charge and SEC reviewing partner. He also serves as a member of the Texas Board of Criminal Justice and is Chairman of the Audit and Review Committee and Correctional Institutions Committee.

Mr. Ryuzo Okuto served 32 years with Sanwa Bank. His international experience with Sanwa Bank included holding position in Sanwa's offices in New York, Houston, Tokyo and London. Mr. Okuto also served eight years as Managing Director of Chisso Corporation.

"We are going to miss the significant contributions of Mr. Ohya and Mr. Hall both of which served the company since its inception. However, the additions of Mr. Moody and Mr. Okuto give the company's board significant financial and accounting experience which allow it to comply with the corporate governance requirements as to the service of independent directors on the company's audit committee. We are very pleased that both gentlemen accepted the positions and we look forward to working with them," said Gary D. Owens, OYO Geospace's Chairman, President & CEO.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the commercial graphics industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange